Filed Pursuant To Rule 433
Registration No. 333-158105
May 7, 2010
Advertisement initially appearing in Private Wealth Magazine on 5/7/10 and elsewhere subsequently.

*Source: World Gold Council, “Gold Report,” July 2009.
The “SPDR®” trademark is used under license from Standard & Poor’s Financial Services, LLC (“S&P”) and the SPDR Gold Trust is permitted to use the “SPDR” trademark pursuant to a sublicense from the Marketing Agent. No financial product offered by SPDR Gold Trust, or its affiliates, is sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of any financial product or any member of the public regarding the advisability of investing in securities generally or in financial products particularly or the ability of the index on which the financial products are based to track general stock market performance. S&P is not responsible for and has not participated in any determination or calculation made with respect to issuance or redemption of financial products. S&P has no obligation or liability in connection with the administration, marketing or trading of financial products. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
IBG-1539
SPDR Gold Trust (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR Gold Shares, 30th Floor, Boston, MA 02111.
The prospectus contains material information about the Issuer and the SPDR Gold Shares (the “Shares”) which is material and/or which may be important to you. You should read the entire prospectus, including “Risk Factors” before making an investment decision about the Shares.
Diversification does not protect against loss.
The value of the Shares relates directly to the value of gold held by the Trust (less Trust expenses) and fluctuations in the price of gold could materially adversely affect an investment in the Shares.
Investors should be aware that there is no assurance that gold will maintain its long-term value in terms of purchasing power in the future. In the event that the price of gold declines, the Sponsor expects the value of an investment in the Shares to similarly decline proportionately.
There are a million stories about searching for gold. This one ends with the gold. This isn’t about the grueling struggle of the forty-niners .. Or the futility of looking for a lost city of gold. And it’s certainly not about a misguided king named Midas. No, this is about obtaining gold the easy way. The precise way. With SPDR ® Gold Shares, you can buy, hold and sell an interest in gold just like a stock. It’s simple, cost-efficient and backed by the real thing. You don’t have to dig deep to see the beauty of a gold investment. Over the years, it’s not only acted as a hedge against inflation.* It’s helped generations of investors diversify their portfolios. For the rest of the story, just head to spdrgoldshares.com. Pickax and shovel not required.

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.